Exhibit 99.1

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HP Names Jon Flaxman as Chief Administrative Officer, Promotes Two Others to Senior Finance Roles

PALO ALTO, Calif., Jan. 22, 2007 — HP today announced the promotion of Jon Flaxman, a 26-year company veteran, to the newly created post of chief administrative officer (CAO) and executive vice president and the appointment of two other executives to senior finance roles. The three appointments are each effective March 1st.

Flaxman, age 49, who has served since 2001 as controller and senior vice president, and is principal accounting officer, will be responsible in his new role for a range of centralized support services, including internal procurement and real estate, as well as for HP Financial Services, the company’s financing arm. Reporting to Mark Hurd, HP Chairman and Chief Executive Officer, he will also join the company’s Executive Council leadership team, as its 11th member.

“Establishing the CAO role will enable HP to continue to improve efficiency and coordination of its support activities,” said Hurd. “Jon has outstanding leadership and administrative skills, as well as an impressive track record for delivering results, and I am delighted that he has accepted this position.”

Separately, HP announced that Flaxman will be succeeded by Jim Murrin, age 46, who was named controller, principal accounting officer and senior vice president. Murrin, an 18-year HP veteran, previously served for nearly three years as vice president of finance in the company’s Technology Solutions Group.

Additionally, John McMullen, age 48, was appointed treasurer and senior vice president, succeeding Cathie Lesjak, who became chief financial officer and executive vice president at the start of the year. McMullen is a 20-year company executive who has served since 2002 as vice president of finance in the company’s Imaging and Printing Group. Both Murrin and McMullen will report to Lesjak.

About HP
HP is a technology solutions provider to consumers, businesses and institutions globally. The company’s offerings span IT infrastructure, global services, business and home computing, and imaging and printing. For the four fiscal quarters ended Oct. 31, 2006, HP revenue totaled $91.7 billion. More information about HP (NYSE, Nasdaq: HPQ) is available at www.hp.com.

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© 2007 Hewlett-Packard Development Company, L.P. The information contained herein is subject to change without notice. HP shall not be liable for technical or editorial errors or omissions contained herein.
1/2007